Exhibit 99.1

MKS Instruments Completes Fourth Repricing of Secured Term Loan and

Makes a Voluntary $50 Million Prepayment of Principal

Cumulative Actions Since Origination Have Reduced Annual Non-GAAP Interest Expense

by Over 70% and Have Resulted in Total Voluntary Prepayments of $425 Million

ANDOVER, MA., April 11, 2018 (GLOBE NEWSWIRE) — MKS Instruments, Inc. (NASDAQ:MKSI), a global provider of technologies that enable advanced processes and improve productivity, announced today another successful repricing of its existing secured term loan. The lenders have agreed to an amendment that results in a reduction of the interest rate spread on the term loan by 25 basis points from LIBOR plus 2.00% to LIBOR plus 1.75% with a 0.75% floor on LIBOR.

In addition, the Company announced that it has made a voluntary $50 million prepayment of principal on its secured term loan, reducing the outstanding principal to $348 million as of March 31, 2018, from $780 million at origination.

“We are very pleased to complete a fourth successful repricing of our existing secured term loan combined with our eighth voluntary prepayment. In less than two years since loan origination, we have reduced our non-GAAP interest expense by more than 70%, on an annualized basis, through these actions,” said Seth H. Bagshaw, Senior Vice President and Chief Financial Officer.

Barclays acted as sole arranger for this term loan repricing and amendment.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, monitor, deliver, analyze, power, and control critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control technology, ozone generation and delivery, RF & DC power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration control, and optics. Our primary served markets include semiconductor capital equipment, general industrial, life sciences, and research. Additional information can be found at www.mksinst.com.

Use of Non-GAAP Financial Measure

Non-GAAP interest expense excludes amortization of debt issuance costs. This non-GAAP measure is not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). MKS management believes the presentation of this non-GAAP financial measure is useful to investors for comparing prior periods and analyzing ongoing business trends and financial results. Annualized GAAP interest expense based upon $780 million principal outstanding and using the LIBOR based interest rate spread in effect on April 29, 2016, was $44.0 million and included $5 million in debt issuance costs. Annualized GAAP interest expense based upon $348 million in principal currently outstanding and LIBOR plus 175 basis points is $14.5 million and includes $3.1 million in debt issuance costs.

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Company Contact : Seth H. Bagshaw

Senior Vice President, Chief Financial Officer and Treasurer

Telephone: 978.645.5578

Email: seth_bagshaw@mksinst.com

Investor Relations Contact : The Blueshirt Group

Monica Gould

Telephone: 212.871.3927

Email: monica@blueshirtgroup.com

Lindsay Savarese

Telephone: 212.331.8417

Email: lindsay@blueshirtgroup.com